BARRICK
Delivering Value . . . From Assets, People & Projects
Merrill Lynch Resources Conference - September 2006

Important Information -
CAUTIONARY STATEMENT ON FORWARD-LOOKING INFORMATION
Certain information contained or incorporated by reference in this presentation, including any information as to our future financial or operating performance, constitutes "forward-looking statements". All statements, other than statements of historical fact, are forward-looking statements. The words "believe", "expect", "anticipate", "contemplate", "target", "plan", "intends", "continue", "budget", "estimate", "may", "will", "schedule" and similar expressions identify forward-looking statements. Forward-looking statements are necessarily based upon a number of estimates and assumptions that, while considered reasonable by us, are inherently subject to significant business, economic and competitive uncertainties and contingencies. Known and unknown factors could cause actual results to differ materially from those projected in the forward-looking statements. Such factors include, but are not limited to: fluctuations in the currency markets (such as the Canadian and Australian dollars, South African rand and Papua New Guinea kina versus the U.S. dollar); fluctuations in the spot and forward price of gold or certain other commodities (such as copper, silver, diesel fuel and electricity); changes in U.S. dollar interest rates or gold lease rates that could impact the mark to market value of outstanding derivative instruments and ongoing payments/receipts under interest rate swaps and variable rate debt obligations; risks arising from holding derivative instruments (such as credit risk, market liquidity risk and mark to market risk); changes in national and local government legislation, taxation, controls, regulations and political or economic developments in Canada, the United States, Dominican Republic, Australia, Papua New Guinea, Chile, Peru, Argentina, South Africa, Tanzania, Russia or Barbados or other countries in which we do or may carry on business in the future; business opportunities that may be presented to, or pursued by, us; our ability to successfully integrate acquisitions, including our recent acquisition of Placer Dome; operating or technical difficulties in connection with mining or development activities; employee relations; the speculative nature of gold exploration and development, including the risks of obtaining necessary licenses and permits; diminishing quantities or grades of reserves; adverse changes in our credit rating; and contests over title to properties, particularly title to undeveloped properties. In addition, there are risks and hazards associated with the business of gold exploration, development and mining, including environmental hazards, industrial accidents, unusual or unexpected formations, pressures, cave-ins, flooding and gold bullion losses (and the risk of inadequate insurance, or inability to obtain insurance, to cover these risks). Many of these uncertainties and contingencies can affect our actual results and could cause actual results to differ materially from those expressed or implied in any forward-looking statements made by, or on behalf of, us. You are cautioned that forward-looking statements are not guarantees of future performance. All of the forward-looking statements made in this presentation are qualified by these cautionary statements. Specific reference is made to Barrick’s most recent Form 40-F/Annual Information Form on file with the SEC and Canadian provincial securities regulatory authorities for a discussion of some of the factors underlying forward-looking statements.
We disclaim any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise, except to the extent required by applicable laws.

Important Information -
ADDITIONAL DISCLOSURE

On August 4, 2006, Barrick Gold Corporation filed a tender offer statement related to its tender offer for the outstanding common shares of NovaGold Resources Inc.  Investors and security holders of NovaGold are urged to read the tender offer statement, because it contains important information. Investors and security holders of NovaGold may obtain a free copy of the tender offer statement and other documents filed by Barrick Gold Corporation with the SEC at the SEC’s website at www.sec.gov. The tender offer statement may also be obtained for free from Barrick Gold Corporation on its website or by directing a request to Barrick Gold Corporation’s investor relations department.

Barrick’s mineral reserves and resources have been calculated as at December 31, 2005 in accordance with National Instrument 43-101 as required by Canadian securities regulatory authorities. For United States reporting purposes, Industry Guide 7 (under the Securities and Exchange Act of 1934), as interpreted by Staff of the U.S. Securities and Exchange Commission, applies different standards in order to classify mineralization as a reserve. Accordingly, Barrick has classified the Pueblo Viejo and Buzwagi properties as mineralized material for U.S. reporting purposes. In addition, while the terms “measured”, “indicated” and “inferred” mineral resources are required pursuant to National Instrument 43-101, the U.S. Securities and Exchange Commission does not recognize such terms. Canadian standards differ significantly from the requirements of the U.S. Securities and Exchange Commission, and mineral resource information contained herein is not comparable to similar information regarding mineral reserves disclosed in accordance with the requirements of the U.S. Securities and Exchange Commission. U.S. investors should understand that “inferred” mineral resources have a great amount of uncertainty as to their existence and great uncertainty as to their economic and legal feasibility. In addition, U.S. investors are cautioned not to assume that any part or all of Barrick's mineral resources constitute or will be converted into reserves. For more information on Barrick’s mineral reserves and resources, and for a description of the key assumptions, parameters and methods used in calculating Barrick’s reserves and resources, see Barrick’s most recent Annual Information Form/Form 40-F on file with Canadian securities regulatory authorities and the U.S. Securities and Exchange Commission.

Barrick Gold Corporation
Current Snapshot
Largest gold reserves in the industry
27 operating mines and 7 projects
20,000+ employees worldwide
10 countries on 4 continents
2006E outlook: 8.6-8.9Moz @ $275-$290/oz (1)
370 Mlbs of copper @ $0.75 to $0.80/lb.(1)
Robust pipeline of projects
Excellent exploration opportunities(2)
Strong financial position
(1) refer to final slide point #1
(2) refer to final slide point #2

Recent Highlights
Record financial results
Completed integration of new mines
Advancing projects and exploration targets
Concluded Goldcorp transaction for $1.6 billion
Agreement to sell South Deep for $1.525 billion
All-cash offer for NovaGold Resources
Acquired 81% of Pioneer Metals

Expanding Margins - Total Cash Costs and Margins US dollars per ounce Realized Price 3Q 2005 $427 $217 Margin $210 Total Cash Cost 4Q 2005 $467 $246 $221 1Q 2006 $537 $254 $283 2Q 2006 $592 $311 $281

2006 First Half Performance - Production ounces H1 2005 2.30 +76% millions H1 2006 4.04 Cash Costs dollars/ounce H1 2005 $242 +17% H1 2006 $282 Net Income dollars per share H1 2005 $0.21 +290% H1 2006 $0.82 Cash Flow dollars per share H1 2005 $0.42 +190% H1 2006 $1.22

Industry Trends - Higher and more volatile gold price environment
Few major new discoveries (reserve replacement is challenging)
Attractive resources are scarce and located in increasingly higher risk regions
Capital and operating cost inflation
Increased focus on socially responsible mining
Longer approval / development cycles for projects
Competition for people
Gold companies have higher valuation multiples
Wave of industry consolidation

‘03-’04 Share buyback 2003 No new gold hedge policy / hedge reductions ‘03-’05 Brought four new mines into production Q1 ’06 Acquired Placer Dome Q2 ’06 Sale of assets to Goldcorp Q3 ’06 Bid for NovaGold / Pioneer Q3 ’06 Agreement to sell South Deep

Strength, Breadth and Scale

Increasing Reserves - P&P Gold Reserves ounces millions 1994 38 1995 1996 1997 1998 1999 2000 2001 2002 2003 2004 2005 139(3) (3) refer to final slide point #3

Replacing Production - Gold Mineralization(4) millions of ounces at December 31, 2005 Existing Operations P&P 106 8.6-8.9 2006E Production Development Projects P&P 33 M+I 55 Inferred 30’

Project Pipeline - Ruby Hill expected production in Q1 ’07 Pascua-Lama permits expected in 2006 Cortez Hills targeting EIS approval in H2 ’07 Pueblo Viejo optimizing existing feasibility study and furthering exploration work Donlin Creek feasibility study to be completed by Nov.’07 Buzwagi feasibility study in 2007 Reko Diq  infill drilling with JV partner

Barrick’s Offer For NovaGold - All cash offer of $14.50 per share Represents a fair value of $1.55 billion Significant premium to: Price preceding the July 2006 bid ($11.67 / share) February 2006 equity issue price ($11.75 / share) Mitigates significant financing, development, operating and commodity price risk for NovaGold shareholders NovaGold has had 50+ days with which to present its shareholders with an alternative Offer is a compelling choice for NovaGold shareholders

Barrick’s Offer For NovaGold - MYTH: NovaGold contends Barrick will not earn an additional 40% interest in Donlin Creek REALITY IS THAT BARRICK: has the gold industry’s best development track record is the manager of the Donlin Creek Project has a budget and plan in-place to complete the feasibility study expects to deliver a feasibility study by November 12, 2007 will be in a position for its board to make a construction decision on the project by November 12, 2007 will enforce its rights to earn the additional 40% interest Prior to the announcement of the Offer, NovaGold never publicly disclosed any material issues or concerns regarding Barrick's ability to earn in to 70% of Donlin Creek

Barrick’s Offer For NovaGold - MYTH: NovaGold contends that Pioneer’s property is not essential to the timely development and value of Galore Creek REALITY IS NOVAGOLD: made a hostile bid for Pioneer has commenced litigation to gain control of any Pioneer shares acquired by Barrick Barrick now owns over 80% of Pioneer and will assist Pioneer in protecting its interests

Barrick's Offer For NovaGold

BARRICK

- MYTH:
  - NovaGold contends it has millions of resource ounces making it significantly undervalued
- REALITY:
  - Currently, NovaGold has no reserves
  - NovaGold's latest estimate of resources used very aggressive assumptions
  - NovaGold's recent calculations assume NovaGold retains a 70% interest in Donlin Creek
- **Barrick has not seen anything in NovaGold's recent public releases that has demonstrated additional value**

Barrick’s Offer For NovaGold - MYTH: NovaGold contended that Barrick’s disclosure regarding earning a 70% interest in Donlin Creek had violated U.S. Securities Law REALITY: The Alaskan Court: denied NovaGold’s injunction request based on the merits of Barrick’s arguments about its disclosure determined that Barrick did not violate the securities laws regarding its interest in Donlin Creek Barrick takes its public company disclosure obligations very seriously

Consider what NovaGold is saying:
NovaGold has made many public statements about Barrick’s intentions and conduct regarding our Offer that are untrue
Prior to our bid, NovaGold never indicated in their public documents that there were any concerns with Barrick’s ability to earn into a 70% interest at Donlin Creek
NovaGold has produced a series of resource updates largely based on unrealistic assumptions
NovaGold’s statements regarding Pioneer’s importance to Galore Creek are contradictory to their actions
NovaGold’s CFO admitted in court that its public position is wrong and that permits do NOT have to be obtained by November 2007

Barrick’s Offer For NovaGold - Barrick Extends Bid and Applies for Rights Plan Removal
Barrick has extended its bid to September 29, 2006
Price remains at $14.50
Application will be made to have NovaGold’s Rights Plan removed
Barrick will ask that the rights plan hearing occurs prior to expiry of the Offer

The Case for Barrick -
Strength, breadth and scale
World-class portfolio of mines with strong strategic fit
Experienced management team with proven track record
Unrivalled exploration and development pipeline
Strong financial position
Leverage to gold, silver and copper
Focused on delivering shareholder value

Barrick Delivering Value . . . From Assets, People & Projects
Merrill Lynch Resources Conference - September 2006

Footnotes -
1. Total cash costs is defined as cost of sales divided by ounces of gold sold or pounds of copper sold. Total cash costs exclude amortization expense and inventory purchase accounting adjustments. For further information on this performance measure see pages 15 to 17 of Management’s Discussion and Analysis found in the Second Quarter Report 2006.

2. Barrick’s exploration programs are designed and conducted under the supervision of Alexander J. Davidson, P. Geo., Executive Vice President, Exploration and Corporate Development of Barrick. For information on the geology, exploration activities generally, and drilling and analysis procedures on Barrick’s material properties, see Barrick’s most recent Annual Information Form / Form 40-F on file with Canadian provincial securities regulatory authorities and the US Securities and Exchange Commission.

3. Mineral reserves (“reserves”) have been calculated as at December 31, 2005 in accordance with National Instrument 43-101 as required by Canadian securities regulatory authorities. For United States reporting purposes, Industry Guide 7, (under the Securities and Exchange Act of 1934), as interpreted by Staff of the SEC, applies different standards in order to classify mineralization as a reserve. Accordingly, for U.S. reporting purposes, Pueblo Viejo and Buzwagi are classified as mineralized material. In addition, while the terms “measured”, “indicated” and “inferred” mineral resources are required pursuant to National Instrument 43-101, the U.S. Securities and Exchange Commission does not recognize such terms. Canadian standards differ significantly from the requirements of the U.S. Securities and Exchange Commission, and mineral resource information contained herein is not comparable to similar information regarding mineral reserves disclosed in accordance with the requirements of the U.S. Securities and Exchange Commission. U.S. investors should understand that “inferred” mineral resources have a great amount of uncertainty as to their existence and great uncertainty as to their economic and legal feasibility. In addition, U.S. investors are cautioned not to assume that any part or all of Barrick's mineral resources constitute or will be converted into reserves. Barrick is currently assessing the implications of conditions contained in the resolution issued by Chilean regulatory authorities approving the environmental impact assessment for the Pascua-Lama project. It is possible that following the completion of such assessment, up to 1 million ounces of mineralization at the Pascua-Lama project may be reclassified from reserves to mineralized material for U.S. reporting purposes. Calculations have been prepared by employees of Barrick under the supervision of Jacques McMullen, Corporate Head, Metallurgy and Process Development of Barrick, Rick Allan, Director - Engineering and Mining Support of Barrick, and Rick Sims, Manager Corporate Reserves of Barrick. Reserves have been calculated using an assumed long-term average gold price of $US400 (Aus$560), a silver price of US$6.25 and exchange rates of $1.30 $Can/$US and $0.72 $US/$Aus. Reserves at the Hemlo and Eskay properties assumed a gold price of $US425. Reserves at the Hemlo property assumed an exchange rate of $1.20 $Can/$US. Reserve calculations incorporate current and/or expected mine plans and cost levels at each property. Varying cut-off grades have been used depending on the mine and type of ore contained in the reserves. Barrick’s normal data verification procedures have been employed in connection with the calculations. For a more detailed description of the key assumptions, parameters and methods used in calculating Barrick’s reserves and resources, see Barrick’s most recent Annual Information Form/Form 40-F on file with Canadian provincial securities regulatory authorities and the U.S. Securities and Exchange Commission.

4. Gold Mineralization includes the South Deep asset.